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                                                                     EXHIBIT 3.1


                         CERTIFICATE OF INCORPORATION


                                       OF

                             CALLAWAY GOLF COMPANY


                                   ARTICLE I

                              NAME OF CORPORATION

          The name of this Corporation is Callaway Golf Company.



                                   ARTICLE II

                               REGISTERED OFFICE

          The address of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, in the City of Dover 19901, County of Kent, and the name of its registered agent at that address is National Registered Agents, Inc.


                                  ARTICLE III


                                    PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").


                                   ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

          SECTION 1.  Number of Authorized Shares.  The Corporation shall be
                      ---------------------------
authorized to issue two classes of shares of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is Two Hundred Forty-Three million (243,000,000), of which Two Hundred Forty million (240,000,000) shares shall be common stock having a par value of $0.01 per share (the "Common Stock"), and Three million (3,000,000) shares shall be preferred stock having a par value of $0.01 per share (the "Preferred Stock"). Of the authorized shares of Preferred Stock,
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Two Hundred Forty Thousand (240,000) shares shall be designated Series A Junior
Participating Preferred Stock (hereinafter referred to as the "Series A Preferred Stock").

          SECTION 2.  Common Stock.  The Board of Directors of the Corporation
                      ------------
(the "Board of Directors") may authorize the issuance of shares of Common Stock from time to time. Shares of Common Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law.

          SECTION 3.  Preferred Stock.  The Board of Directors may authorize the
                      ---------------
issuance of shares of Preferred Stock from time to time in one or more series. Shares of Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation may be reissued except as otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including without limitation, dividend rights, (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of such series.

          The relative rights, preferences, privileges and restrictions granted to the Series A Preferred Stock are as follows:

          A.  Dividends and Distributions.
              ---------------------------

              (i) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of January, April, July and October and in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock of the Corporation since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after the

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issuance of any shares of Series A Preferred Stock (a) declare any dividend on
Common Stock payable in shares of Common Stock, (b) subdivide the outstanding Common Stock or (c) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

              (ii) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (i) above concurrently with any declaration of a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

              (iii) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

          B.  Voting Rights.  The holders of shares of Series A Preferred Stock
              -------------
shall have the following voting rights:

              (i) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the issuance of any shares of Series A Preferred Stock (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

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              (ii)   Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

              (iii) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

          C.  Certain Restrictions.
              --------------------

              (i) The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Preferred Stock as required by subsection A hereof.

              (ii) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in subsection A have been declared but not paid, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                     (a) declare or pay dividends on, make any other distribution on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                     (b) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                     (c) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock;

                     (d) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights

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and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

              (iii) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (i) of this subsection C, purchase or otherwise acquire such shares at such time and in such manner.

          D.  Reacquired Shares.  Any shares of Series A Preferred Stock
              -----------------
purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

          E.  Liquidation, Dissolution or Winding Up.
              --------------------------------------

              (i) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (a) the Series A Liquidation Preference by (b) 1,000 (as appropriately adjusted as set forth in subparagraph (iii) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

              (ii) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

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              (iii)  In the event the Corporation shall at any time after
January 1, 1999 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          F.  Consolidation, Merger, etc.  In case the Corporation shall enter
              --------------------------
into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after January 1, 1999 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          G.  No Redemption.  The shares of Series A Preferred Stock shall not
              -------------
be redeemable.

          H.  Ranking.  The Series A Preferred Stock shall rank junior to all
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other series of the Corporation's preferred stock, if any, as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

          I.  Amendment.  The Certificate of Incorporation of the Corporation
              ---------
shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Preferred Stock, voting separately as a class.

          J.  Fractional Shares.  Series A Preferred Stock may be issued in
              -----------------
fractions of a share, which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

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                                   ARTICLE V


                                  INCORPORATOR

          The name and mailing address of the incorporator of the Corporation are as follows:


                               Anne Marie Oldham
                              2285 Rutherford Road
                              Carlsbad, CA  92008


                                   ARTICLE VI

                        AMENDMENT OF CORPORATE DOCUMENTS

          SECTION 1.  Certificate of Incorporation.  The Corporation reserves
                      ----------------------------
the right to alter, amend, repeal or rescind any provision contained in this Certificate of Incorporation in any manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation.

          SECTION 2.  Bylaws.  In furtherance and not in limitation of the
                      ------
powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend, and rescind the bylaws of the Corporation.


                                  ARTICLE VII


                                   DIRECTORS

          SECTION 1.  Number of Directors.  The number of directors shall be
                      -------------------
fixed in the manner provided in the bylaws of the Corporation.

          SECTION 2.  Election of Directors.  Elections of Directors need not be
                      ---------------------
by written ballot unless the bylaws of the Corporation shall so provide.


                                  ARTICLE VIII


                        LIMITATION OF DIRECTOR LIABILITY

          To the fullest extent permitted by the GCL, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) and as interpreted by the courts of the State of Delaware ("Delaware Law"), a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director.

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                                   ARTICLE IX


                        NONAPPLICABILITY OF SECTION 203

          The provisions of Section 203 of the GCL shall not apply to the Corporation.

                                   ARTICLE X


                     STOCKHOLDER ACTION BY WRITTEN CONSENT

          Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted. In the case of election of directors, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors; provided, however, that a director may be elected at any time to fill a vacancy on the Board of Directors (other than a vacancy created by the removal of a director) that has not been filled by the directors, by the written consent of the holders of a majority of the outstanding shares entitled to vote for the election of directors. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.


                                   ARTICLE XI


                               CUMULATIVE VOTING

          Each holder of stock entitled to vote for the election of directors shall be entitled to as many votes as shall equal the number of votes which such stockholder would be entitled (but for the provisions of this Article) to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or for any two or more directors as such stockholder may see fit.

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          The undersigned incorporator hereby acknowledges that the foregoing
Certificate of Incorporation is his act and deed.

Dated:


                                       /s/ Anne Marie Oldham
                                       -----------------------------------------
                                       Anne Marie Oldham, Incorporator

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